EXHIBIT 10.39

Rules of the Oxford Immunotec Global PLC 2013 Share Incentive Plan

Adopted by the Board on October 16, 2013

Rules of the Oxford Immunotec Global PLC 2013 Share Incentive Plan

(as it may be amended from time to time, the “Plan”)

1	Definitions

1.1	In this Plan, unless the context requires otherwise, the following words and expressions shall have the following meanings:

“Administrator” means the Remuneration Committee, except that the Remuneration Committee may delegate, in accordance with applicable law, (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Award” means a grant in accordance with this Plan of a beneficial interest in Shares or an option or other right to acquire Shares including, but not limited to, Shares, Options, Restricted Shares, SARs, Share Units (including Restricted Share Units), Performance Awards, Awards (other than the foregoing Awards) that are convertible into or otherwise based on Shares, and Awards under a joint share ownership plan.

“Board” means the board of directors of the Company.

“Cause” means in the case of any Participant who is party to a service, employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect; in the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any member of the Group or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of any member of the Group; (iv) a significant violation by the Participant of the code of conduct of the Company or any member of the Group, of any material policy of the Company or any member of the Group, or of any statutory or common law duty of loyalty to the Company or any member of the Group; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any member of the Group and the Participant; (vi) willfully misusing or disclosing the Group’s confidential information or intellectual property; (vii) the insolvency or bankruptcy of a Participant; or (viii) other conduct by the Participant that could reasonably be expected to be harmful to the business, interests or reputation of the Company, or any member of the Group.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations under the Code and other binding regulatory guidance thereunder.

“Committee” means the Remuneration Committee of the Board.

“Company” means Oxford Immunotec Global PLC.

“Control” has the meaning given by sections 450 and 451 of the Corporation Tax Act 2010.

“Covered Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption” means the earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board.

“Date of Grant” means in relation to any Award, the date on which such Award is granted in accordance with applicable law.

“Eligible Person” means any person who is eligible to participate in the Plan according to Rule 3. Unless otherwise provided by the Administrator, a Participant’s status as an Eligible Person will be deemed to continue, so long as the Participant is employed by, or otherwise is providing services to, the Company or a member of the Group. If a Participant’s employment or other service relationship is with a member of the Group other than the Company and that entity ceases to be a member of the Group, the Participant’s status as an Eligible Person will be deemed to have terminated when the entity ceases to be a member of the Group unless the Participant transfers his or her employment or service to the Company or its remaining members of the Group.

“Employee” means any person who is employed by the Company or a member of the Group.

“Exercise Period” means in respect of any Award requiring exercise, the period commencing on the date or dates set out in the Award agreement evidencing such Award and ending no later than on the tenth anniversary of its Date of Grant (or, if earlier, upon it lapsing or terminating in accordance with these Rules or such Award agreement).

“Grantor” means a person granting an Option that may be: (a) the Company; or (b) the trustees of an employee benefit trust authorized by the Administrator or the Board to grant Options at the relevant time; or (c) any other person so authorized.

“Group” means the Company and every other company of which it has Control.

“ISO” means an Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“Option” means an option entitling the holder to acquire Shares upon payment of the exercise price. ISOs, NSOs, Approved Options (as defined in the 2013 Approved Company Share Option Plan, the rules of which are set out in Appendix A hereto) and unapproved Options may be granted under the Plan.

“NSO” means any Option that is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Participant” means the recipient of an Award under the Plan.

“Performance Award” means an Award subject to Performance Targets; the Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and Performance Awards that are not intended so to qualify.

“Performance Target” means any specified performance target, other than the mere continuation of employment or service or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award, as set by the Administrator pursuant to Rule 7.1, and, for purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Target will mean an objectively determinable measure or measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; manufacturing or process development; or achievement of clinical trial or research objectives, regulatory or other filings or approvals or other product development milestones; a Performance Target and any goals with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Personal Data” means any personal information that could identify a Participant, including but not limited to, the Participant’s date of birth, home address, telephone number, e-mail address, National Insurance number (or equivalent), Awards under the Plan or awards under any other employee share scheme operated by the Company.

“Restricted Shares” means Shares that are subject to restrictions on transfer, a risk of forfeiture or a right of repurchase by the Company under certain circumstances.

“Restricted Share Unit” means a Share Unit that is, or as to which the delivery of Shares or cash in lieu of Shares is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the fair market value of the Shares subject to the right over the base value from which appreciation under the SAR is to be measured.

“Shares” means ordinary shares in the capital of the Company.

“Share Pool” has the meaning set forth in Rule 5.

“Share Unit” means an unfunded and unsecured promise, denominated in Shares, to deliver Shares or cash measured by the value of Shares in the future.

“U.S. Participant” means a Participant the grant of an Award to whom or the exercise of an Award by whom is subject to taxation in the United States.

1.2	Where the context permits, the singular includes the plural and vice versa and the masculine gender shall include the feminine and vice versa. Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2	Purpose

The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders.

3	Eligibility

The Administrator will select Participants from among key employees and directors of, and consultants and advisors to, the Company or a member of the Group.

4	Administration

The Administrator shall administer the Plan and shall have discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan and any Award; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures relating to the Plan; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. The Administrator’s decision on the construction of the Rules and on any disputes arising under the Plan will be conclusive and will bind all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board or the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

5	Maximum Shares

5.1	Subject to adjustment as provided in Rule 12, the maximum number of Shares that may be delivered in satisfaction of Awards under the Plan is 18,000,000 (the “Share Pool”). The Share Pool shall automatically increase annually on each January 1st, from January 1, 2015 through January 1, 2023, in an amount equal to 4% of the number of Shares outstanding as of the close of business on the immediately preceding December 31st. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Pool for such year or that the increase in the Share Pool for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence.

5.2	Each Share subject to an Award consisting of Options and/or SARs shall be counted against the Share Pool as one (1.0) Share. Each Share subject to an Award other than Awards consisting of Options and/or SARs shall be counted against the Share Pool as 1.5 Shares. Any Shares that again become available for delivery under the Plan pursuant to Rule 5.3 shall be added back to the Share Pool in an amount determined in accordance with this Rule 5.2.

5.3	For purposes of this Rule 5, the number of Shares delivered in satisfaction of Awards will be determined net of Shares withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, will not include any Share underlying Awards settled in cash or that otherwise lapse or expire or become unexercisable without having been exercised, that are forfeited to or repurchased by the Company due to failure to vest, or that otherwise are cancelled or terminated.

5.4	The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

6	Grant of Awards

6.1

Award provisions. The Administrator will determine the Eligible Persons to whom Awards are granted and terms of all Awards as set forth in an Award agreement, subject to the limitations provided herein. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which an Option or SAR will remain exercisable. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

6.1.1	Each Award shall state:

6.1.1.1.	the Date of Grant;

6.1.1.2.	the maximum number of Shares subject to the Award;

6.1.1.3.	the exercise price (or the base value from which appreciation is to be measured), if any (which, in respect of any Option or SAR shall be not less than the fair market value of a Share on the Date of Grant);

6.1.1.4.	in the case of an Award requiring exercise, the Exercise Period and the date or dates on which it will ordinarily become exercisable, and the number of Shares in respect of which it may then be exercised; and

6.1.1.5.	in the case of an Award not requiring exercise, the date or dates on which the Award will vest, and the number of Shares in respect of which it vests;

and shall state, or have attached to it in the form of a schedule, any Performance Target or other conditions applicable to the Award and the Shares subject to it.

Subject to the foregoing, an Award agreement shall be in such form as the Administrator may determine from time to time.

6.2	Grant of Approved Options. Where an Award is intended to qualify as an Approved Option (as defined in the 2013 Approved Company Share Option Plan, the rules of which are set out in Appendix A), such Award shall be subject to the provisions of the 2013 Approved Company Share Option Plan.

6.3	Grant of Award to U.S. Participant. Where an Award is granted to a U.S. Participant, such Award shall be subject to the provisions of Appendix B to the Plan (Special Provisions Applicable to Participants Subject to the United States Internal Revenue Code).

6.4

Dividend equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

6.5	Coordination with other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Group. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Group may be settled in Shares available under the Plan (including, without limitation, unrestricted Shares) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Rule 5).

6.6	Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or any member of the Group with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

7	Performance Targets

7.1	The exercise or vesting of any Award may by its terms be conditional upon, and/or the number of Shares which may be acquired on exercise or vesting of an Award and/or the number of Restricted Shares which may be forfeited may be determined by, the attainment of one or more objective Performance Targets. The terms of each Performance Target shall be determined by the Administrator in its discretion and shall be specified to the relevant Participant in the Award agreement.

7.2	If an event or circumstance that occurs during an applicable performance period (including, without limitation, a change in accounting policies or practice, a change in the length of the Company’s accounting period or a change in the Company’s capital structure, including any issue of shares or securities or any reduction of capital or a stock split (including a reverse stock split)) causes the Administrator reasonably to consider that a different Performance Target or Targets would be a more appropriate or fairer measure of performance or that any amended Performance Target or Targets will provide a more effective incentive to the applicable Participant, the Administrator may determine that a new Performance Target or Targets shall be substituted for the existing Performance Target or Targets applicable to such Award.

7.3	Where an Award is subject to the satisfaction of a Performance Target, that Award may not be exercised or vest (and any Restricted Shares comprised in that Award may not cease to be subject to forfeiture) except in accordance with or to the extent provided in the Award agreement and as determined by the Administrator after taking into account any adjustment pursuant to Rule 7.2.

8	Exercise and Lapse of Awards

8.1	No Award shall be capable of vesting or being exercised after the expiry of the Exercise Period. Any Award which has not vested or been exercised or that has lapsed or terminated before the expiry of the Exercise Period shall lapse and terminate upon the expiry of the Exercise Period.

8.2	Awards that require exercise may be exercised in accordance with their terms (and subject to satisfaction of any Performance Targets) at any time during the Exercise Period. Awards that do not require exercise shall (provided they have not lapsed or terminated and subject to satisfaction of any Performance Targets) vest (and Restricted Shares shall cease to be subject to forfeiture) on the date or dates and/or subject to satisfaction of any Performance Targets set out in the Award agreement.

8.3	The Administrator may at its discretion, accelerate the vesting or the commencement of the Exercise Period (or the date on which Restricted Shares shall cease to be subject to forfeiture) of any Awards if it considers it appropriate.

8.4	Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant ceases to be an Eligible Person:

8.4.1	Immediately upon the Participant ceasing to be an Eligible Person and except as provided in Rule 8.4.2 and 8.4.3, each Option and SAR that is then held by the Participant will cease to be exercisable and will lapse and terminate and all other Awards that are then held by the Participant to the extent not already vested will be forfeited.

8.4.2	Subject to Rule 8.4.3 and 8.4.4 below, all Options and SARs held by the Participant immediately prior to the Participant ceasing to be an Eligible Person, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) until the expiry of the Exercise Period determined without regard to this Rule 8.4, and will thereupon immediately lapse and terminate.

8.4.3	All Options and SARs held by a Participant (or the Participant’s estate, as applicable) immediately prior to the Participant ceasing to be an Eligible Person due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 12 months or (ii) until the expiry of the Exercise Period determined without regard to this Rule 8.4, and will thereupon immediately lapse and terminate.

8.4.4	All Stock Options and SARs (whether or not exercisable) held by a Participant immediately prior to the Participant ceasing to be an Eligible Person will immediately terminate upon such cessation if the Participant’s termination of employment or service is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s employment or service to be terminated for Cause.

9	Exercise Procedure

9.1	Exercise of an Award requiring exercise shall be by application in writing addressed to the Company and specifying the number of Shares in respect of which the Award is being exercised on that occasion and accompanied by payment in full of the aggregate exercise price (if any) for such Shares (or an undertaking in a form acceptable to the Company to pay the same). The application must be delivered or sent by prepaid post or in such other manner as the secretary of the Company may approve to the registered office for the time being of the Company (or to such other office as may from time to time be specified for the purpose). A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

9.2	Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

10	Non-transferability of Awards

Unless and to the extent the Administrator shall determine otherwise at the time of grant, Awards shall be personal to the person to whom they are granted and shall lapse forthwith if they are purportedly transferred (otherwise than to personal representatives upon death) assigned, mortgaged, charged or otherwise alienated or if that person is adjudicated bankrupt or does or suffers any other act or thing whereby he or she would or might be deprived of the legal or beneficial ownership of the Awards. Save in exceptional circumstances, the Administrator shall only permit the transfer or assignment of Awards to an associated person of the Participant (as defined in section 472 of the Income Tax (Earnings and Pensions) Act 2003).

11	Covered Transaction

Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction.

11.1	If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

11.2	Subject to Rule 11.5 below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one Share (as determined by the Administrator in its reasonable discretion) times the number of Shares subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines, it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one Share, the Award may be cancelled with no payment due hereunder.

11.3	Subject to Rule 11.5 below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any Shares remaining deliverable under any outstanding Award of Share Units (including Restricted Share Units and Performance Awards to the extent consisting of Share Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Shares, as the case may be, to participate as a stockholder in the Covered Transaction.

11.4	Except as the Administrator may otherwise determine in any case, each Award will automatically lapse and terminate (and in the case of outstanding Restricted Shares, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Rule 11.1 above.

11.5	Any Share and any cash or other property delivered pursuant to Rule 11.2 or Rule 11.3 with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Rule 11.2 or acceleration under Rule 11.3 will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Shares that do not vest and are not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Shares in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

12	Adjustments and Distributions with Respect to Shares

12.1

In the event of a share dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other similar change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum share limits described in Rule 5 and the limits described in Section 3(a) and 3(b) of Appendix B of the Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

12.2	The Administrator may also make adjustments of the type described in Rule 12.1 to take into account distributions to stockholders other than those provided for in Rule 11 and 12.1, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan.

12.3	References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Rule 12.

12.4	Any adjustment by the Administrator pursuant to this Rule 12 will be conclusive and will bind all persons having or claiming any interest in the Plan or in any Award.

13	Legal Conditions on Delivery of Shares

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of applicable law. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates, or in such other manner as may be required by law. In the event that the Administrator determines that Share certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

14	Establishment of Sub-Plans

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements or appendices to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All such supplements or appendices so established will be deemed to be part of the Plan, but each supplement or appendix will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

15	Tax

15.1	If the Company or any other member of the Group is obliged under any applicable law to withhold an amount in respect of tax, social security or any like sum or to account for such an amount to any governmental or other authority in respect of the grant, exercise, vesting or settlement of an Award then:

15.1.1	it shall be a condition of exercise, vesting or settlement that the Participant put the Company or any other member of the Group, as applicable, in funds to account for such amounts to such governmental or other authority or otherwise enter into such arrangements with the Company or other member of the Group, as applicable, as are satisfactory to the Company or other member of the Group, as applicable, with regard to the obligation to withhold or account; or

15.1.2	the Company or other member of the Group, as applicable, shall be authorised to arrange for the sale of such number of Shares subject to the Award as are necessary to realise funds to pay the amount to be withheld and/or accounted for and transfer the balance to the Participant, or to hold back from the Award that same number of Shares (but not in excess of the minimum withholding required by law).

15.2	If permitted by law, the Administrator may upon grant of an Award direct that the Participant will be required as a condition of exercise or vesting at or before the time of exercise or vesting of the Award to enter into an agreement with the Company or other member of the Group, as applicable, to allow the Company or other member of the Group, as applicable, to recover the applicable national insurance contribution liability relating to the exercise or vesting of the Award or to enter into a joint election with the Company or other member of the Group, as applicable, that the applicable national insurance contribution liability shall be transferred to the Participant.

15.3	Notwithstanding any provision of this Plan, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties of any kind that may be imposed on or for the account of such Participant in connection with the Plan.

16	Data Protection

16.1	In accepting the grant of an Award each Participant consents to the collection, holding, processing and transfer of the Participant’s Personal Data by the Company or a member of the Group for all purposes connected with the operation of the Plan.

16.2	The purposes of the Plan referred to in Rule 16.1 include, but are not limited to:

16.2.1	holding and maintaining details of the Participant’s Awards;

16.2.2	transferring the Participant’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan;

16.2.3	transferring the Participant’s Personal Data to a bona fide prospective buyer of the Company or the Participant’s employer company or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Participant’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

16.2.4	transferring the Participant’s Personal Data under rule 16.2.2 or rule 16.2.3 to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.

17	Alteration and Termination of the Plan

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that, except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including applicable stock exchange requirements), as determined by the Administrator.

18	Relationship between the Plan and Participants’ Employment

18.1	Participation in the Plan does not:

18.1.1	confer upon any person any right to participate in the Plan at any time in the future either at all or on any particular basis;

18.1.2	confer upon any person any right to continue in employment or service with any member of the Group;

18.1.3	restrict the right of any member of the Group to terminate the employment or service of any Participant without liability at any time with or without Cause;

18.1.4	impose upon the Board or the Committee any duty to exercise any power or discretion under the Plan to the advantage of the Participant; or

18.1.5	impose upon any member of the Group, the Board or the Committee or their representatives, agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

18.1.5.1.	the loss of a Participant’s right to receive Shares under the Plan or any lost value in respect of any such Shares or any Awards held by the Participant;

18.1.5.2.	the loss of an individual’s eligibility to be granted Awards under the Plan; and/or

18.1.5.3.	the manner in which any power or discretion under the Plan is exercised or the failure or refusal of any person to exercise any power or discretion under the Plan.

18.1.6	Awards under the Plan shall not afford to a Participant any additional right to compensation on the termination of the Participant’s employment or service which would not have existed had the Plan not existed and, accordingly, any individual who participates in the Plan shall waive any rights to compensation or damages in consequence of the termination of such individual’s employment or service with a company in the Group for any reason whatsoever insofar as these rights arise or may arise from the Participant ceasing to have rights under the Plan as a result of such termination or cessation or from the loss or diminution in value of such rights and/or entitlements notwithstanding any provision to the contrary in the Participant’s contract of employment or service.

19	Term of Plan

No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

20	Governing Law

This Plan is governed by and shall be construed in accordance with English law and the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with it.

[Appendix A]

Appendix B

to the

Oxford Immunotec Global PLC

2013 Share Incentive Plan

Special Provisions Applicable to Participants Subject to

the United States Internal Revenue Code

This Appendix B sets forth special provisions of the Plan that apply to U.S. Participants. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan.

1.	Interpretation

(a) For the purposes of this Appendix B, the following terms have the following meanings:

(i) “Section 162(m)” means Section 162(m) of the Code and the Treasury Regulations thereunder.

(ii) “Section 409A” means Section 409A of the Code and the Treasury Regulations thereunder.

(iii) “Section 422” means Section 422 of the Code and the Treasury Regulations thereunder.

(b) The Plan and this Appendix B are complementary to each other and shall, with respect to Awards granted to U.S. Participants, be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Appendix B and the Plan, the provisions of this Appendix B shall prevail with respect to Awards granted to U.S. Participants.

2.	Eligibility

Eligibility for ISOs is limited to U.S. Participants who are employees of the Company or a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options other than ISOs is limited to U.S. Participants who are providing direct services on the date of grant of the Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations under the Code.

3.	Limitations on Awards Under the Plan

(a) Limitation on the Award of ISOs. A maximum of 54,000,000 Shares may be issued in satisfaction of ISOs. For purposes of this Section 3(a), the number of Shares delivered in satisfaction of Awards will be determined net of Shares withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limit set forth in this Section 3(a) shall be construed to comply with Section 422.

(b) Individual Limits. The following limits will apply to Awards of the specified type granted to any U.S. Participant in any calendar year.

(i) Options: 7,000,000 Shares.

(ii) SARS: 7,000,000 Shares.

(iii) Awards other than Options or SARs: 3,500,000 Shares.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Options and SARs refer to the number of Shares subject to those Awards; and (iii) the share limit under clause (iii) refers to the maximum number of Shares that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (iii) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards. In the Administrator’s discretion, the foregoing limits shall apply to other Participants to the extent determined necessary or desirable for purposes of Section 162(m).

4.	Rules Applicable to Awards

(a) All Awards. The special rules and limitations set forth in this Section 4(a) are applicable to Awards issued under the Plan to U.S. Participants.

(i) Taxes. The delivery, vesting and retention of Shares, cash or other property under an Award are conditioned upon full satisfaction by the U.S. Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a U.S. Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law). Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan.

(ii) Administration. Without derogating from the powers and authorities of the Administrator set forth in the Plan, and unless specifically required under applicable law, the Administrator shall also have the authority to administer the provisions of this Appendix B in its discretion and to take all actions necessary or appropriate to carry out the purposes of the Plan and this Appendix B, in addition to any powers and authorities specified in the Plan, including the authority, in its discretion to determine the type of Award to be granted, including whether to grant Options as ISOs or as NSOs. In addition, in taking actions or making adjustments under Rules 11 or 12 of the Plan, the Administrator shall do so having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(iii) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 4(a)(iii), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 4(a)(iii), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to such limitations as the Administrator may impose.

(iv) Dividend Equivalents. The entitlement, if any, to dividend equivalent amounts payable in respect of Awards will be established and administered in a manner either consistent with an exemption from, or in compliance with, the requirements of Section 409A.

(v) Section 162(m). In the case of any Performance Award (other than an Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Target or Targets in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Target or Targets, will certify whether it or they have been attained. Notwithstanding anything to the contrary in the Plan, including, without limitation Rule 7, to the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Targets applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Target or Targets. Awards will not be required to comply with the provisions of the Plan applicable to performance based awards under Section 162(m) to the extent they are eligible (as determined by the Administrator) for exemption from the limitations of Section 162(m) by reason of the post-initial public offering transition relief in Section 1.162-27(f) of the Treasury Regulations under the Code.

(vi) Coordination with Other Plans. In any case where an award is made under another plan, scheme or program of the Company or any other member of the Group pursuant to the terms of the Plan and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan, scheme or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(vii) Section 409A. Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(viii) Fair Market Value. In determining the fair market value of any Share under the Plan, the Administrator shall make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

(ix) Separation from Service. In construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of a Participant’s service or employment with any member of the Group, references to termination or cessation of employment or service, termination or cessation of being an Eligible Person, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

(b) Options and SARs. The special rules and limitations set forth in this Section 4(b) are applicable to Options and SARs issued under the Plan to U.S. Participants.

(i) Maximum Term. Options and SARs will have a maximum term not to exceed 10 years from the date of grant (five years from the date of grant in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422); provided, however, that if a U.S. Participant still holding an outstanding but unexercised NSO or SAR 10 years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than 10 years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated employees from engaging in any open market sales of Shares, and if at such time the Shares are publicly traded (as determined by the Administrator), the maximum term of such Award will instead be deemed to expire on the 30th day following the date the Participant is no longer prohibited from engaging in such open-market sales.

(ii) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than 100% (or, in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Shares subject to the Award, determined as of the Date of Grant, or such higher amount as the Administrator may determine in connection with the grant.

(c) Additional Provisions Applicable to Awards of ISOs.

(1) To the extent that the aggregate fair market value (determined as of the time the Option is granted) of the Shares with respect to which ISOs are exercisable for the first time by the U.S. Participant under all equity compensation arrangements or schemes of the Company and/or its Affiliates (if applicable) exceeds US$100,000 during any calendar year, the Options or portions thereof that exceed such limit shall be treated as NSOs in accordance with Section 422, notwithstanding any contrary provision of the Plan, this Appendix B and/or the Award.

(2) Without limiting the generality of the foregoing, if a U.S. Participant sells or otherwise disposes of any of the Shares acquired pursuant to the exercise of an ISO on or before the later of (x) the date that is two years after the date the ISO was granted, or (y) the that is date one year after the transfer of such Shares to the U.S. Participant upon exercise of the ISO, the U.S. Participant shall notify the Company in writing within 30 days after the date of any such disposition.

5.	Amendment of Appendix B

The Administrator shall retain the power and authority to amend or modify this Appendix B to the extent the Administrator in its discretion deems necessary or advisable to comply with any guidance issued under Section 409A, Section 422 or Section 162(m). Such amendments may be made without the approval of any U.S. Participant.

6.	Miscellaneous

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each U.S. Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each U.S. Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a U.S. Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or in this Appendix B, neither the Company, nor any other member of the Group, nor the Administrator, nor any person acting on behalf of the Company, any other member of the Group, or the Administrator, will be liable to any U.S. Participant or to the estate or beneficiary of any U.S. Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

Appendix C

Restricted Share Sub-Plan to the Oxford Immunotec Global PLC

Share Incentive Plan

Special Provisions Applicable to Restricted Shares granted to UK Employees pursuant to this Restricted Share Sub-Plan to the 2013 Oxford Immunotec Global PLC Share Incentive Plan (the “Appendix C Sub-Plan”).

1.	This Appendix C Sub-Plan is governed by the 2013 Oxford Immunotec Global PLC Share Incentive Plan (the “Plan”) and all its provisions shall be identical to those of the Plan save for the provisions amended as below in order to accommodate the specific requirements of UK law.

2.	Restricted Shares may be awarded under this Appendix C Sub-Plan and such awards of Restricted Shares shall be subject to the terms of the Plan and the Award agreement, except to the extent that awards of Restricted Shares under this Appendix C Sub-Plan shall only be made to Employees.

3.	References to “the Plan” shall be substituted by “Sub-Plan” where appropriate in respect of Restricted Shares awarded to UK Employees under this Appendix C Sub-Plan.

4.	INTERPRETATION

4.1	When used in this Appendix C Sub-Plan, the following words and expressions shall have the meanings set out below. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan.

“ITEPA 2003”: means the Income Tax (Earnings and Pensions) Act 2003.

“Restricted Shares”: means Shares that are subject to restrictions on transfer, a risk of forfeiture or a right of repurchase by the Company under certain circumstances.

“Restricted Share Holder”: means the holder of Restricted Shares awarded under this Appendix C Sub-Plan.

“Tax Liability”: means the total of:

(a)	any PAYE income tax and primary class 1 (employee) national insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that any employer (or former employer) is liable to account; and

(b)	if such amounts may be lawfully recovered any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contribution in any jurisdiction) that any employer (or former employer) is liable.

5	PARTICIPANT’S TAX INDEMNITY

5.1	Participant agrees to indemnify the Company (and the Company for and on behalf of any other company in the Group) in respect of the Tax Liability. In order to give effect to this indemnity, Participant irrevocably authorises and appoints any director of the Company as his attorney and on his behalf:

5.1.1	to sell such number of the Shares registered in his name as will enable the Company (after payment of all necessary selling expenses and commissions) to recover from the sale proceeds an amount equal to the Tax Liability that shall arise in connection with the acquisition, holding, forfeiture, repurchase or sale of Restricted Shares;

5.1.2	to allow the Company or any Group Company to deduct from any cash amounts (including salary and bonuses) which become payable to the Participant by the Company or any company in the Group;

5.1.3	generally to sign any stock transfer form or other document which may be required and to do any other thing which the Company shall consider necessary or expedient for carrying out the acts hereby authorised in the same manner and as fully in all respects as he could have done personally; and

5.1.4	Participant hereby undertakes to ratify everything which the Company shall do or purport to do by virtue of this power of attorney.

5.2	To the extent permitted by law, Participant irrevocably agrees to pay the Company a sum equal to all secondary Class 1 national insurance contributions due on any amount chargeable to income tax under section 426 of ITEPA in respect of the Restricted Shares and/or to enter into an election with his employer to assume all the liability to Employer’s NICs, due on any amount chargeable to income tax under section 426 of ITEPA in respect of the Restricted Shares, including an election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

5.3	If the Participant wishes to enter into an income tax election under section 425 or 431 of ITEPA (“Income Tax Election”) such an election may only be valid if made not more than 14 days after the acquisition of the Restricted Shares. The Participant acknowledges that no employees, directors or officers of any Group Company have given the Participant financial, legal or taxation advice on the advantages and disadvantages of making an Income Tax Election.

Appendix D

Unapproved Option Sub-Plan to the Oxford Immunotec Global PLC

Share Incentive Plan

Special Provisions Applicable to Unapproved Options granted to UK Employees pursuant to this Sub-Plan to the 2013 Oxford Immunotec Global PLC Share Incentive Plan (the “Appendix D Sub-Plan”).

1.	This Appendix D Sub-Plan is governed by the 2013 Oxford Immunotec Global PLC Share Incentive Plan (the “Plan”) and all its provisions shall be identical to those of the Plan save for the provisions amended as below in order to accommodate the specific requirements of UK law.

2.	This Appendix D Sub-Plan governs the grant of Options over Shares in the Company. The Options granted under this Appendix D Sub-Plan shall be designated as Unapproved Options.

3.	Such grants of Unapproved Options shall be subject to the terms of the Plan and the Award agreement, except to the extent that grants of Unapproved Options under this Appendix D Sub-Plan shall only be made to Employees.

4.	References to “the Plan” shall be substituted by “Sub-Plan” where appropriate in respect of Options granted to UK Employees under this Appendix D Sub-Plan.

5.	INTERPRETATION

5.1	When used in this Appendix D Sub-Plan, the following words and expressions shall have the meanings set out below. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan.

“ITEPA 2003”: means the Income Tax (Earnings and Pensions) Act 2003.

“Unapproved Option”: means an Option over shares in the Company that is neither an HM Revenue & Customs approved company share option (under Schedule 4 ITEPA 2003) nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA 2003.